EXHIBIT 3.2
Sections of the Amended and Restated By-Laws
of Bob Evans Farms, Inc.
Amended on November 15, 2007 – Marked to Show Changes
          Section 6.01. Certificates. Shares of stock of the corporation may be certificated or uncertificated, as provided in the General Corporation Law of Delaware. Every holder of stock in the corporation shall be entitled, upon written request to the corporation or its transfer agent or registrar, to have a certificate, signed ~~by, or~~ in the name of the corporation by~~,~~ the chairman of the board of directors, the chief executive officer or a vice-president and the treasurer or an assistant treasurer, or the secretary or an assistant secretary of the corporation~~,~~ and certifying the number of shares owned by ~~him~~such holder in the corporation. Any of or all the signatures on the certificate may be facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue. Certificates representing shares of the Corporation, if any, shall be in such form as the Board of Directors shall prescribe.
          Section 6.02. Lost Certificates. The board of directors (through the corporation’s duly authorized officers) may direct a new certificate or certificates, or uncertificated shares, to be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates or of uncertificated shares, the board of directors (through the corporation’s duly authorized officers) may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or his legal representative, to advertise the same in such manner as it shall require and/or to give the corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen or destroyed.
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          Section 6.05. Transfers. Where ~~a certificate evidencing~~ stock of the corporation is presented to the corporation or its proper agents with a request to register transfer, the transfer shall be registered as requested if:
     ~~1. An~~ 1. (a) In the case of certificated shares, (i) an appropriate person signs on each certificate so presented or signs on a separate document an assignment or transfer of shares evidenced by each such certificate, or signs a power to assign or transfer such shares, or when the signature of an appropriate person is written without more on the back of each such certificate; ~~and2. Reasonable~~(ii) reasonable assurance is given that the endorsement of each appropriate person is genuine and effective; and (iii) the corporation or its agents may refuse to register a transfer of shares unless the signature of each appropriate person is guaranteed by an “eligible guarantor institution” as defined in Rule 17Ad-15 under the Securities Act of 1934 or any successor rule or regulation; and
     ~~3.~~          (b) In the case of uncertificated shares, (i) the holder has given proper instructions and (ii) has provided such proof of authenticity as the corporation or its transfer agent or registrar reasonably requires; and
         2. All applicable laws relating to the collection of transfer or other taxes have been complied with; and
     ~~4.~~ 3. The corporation or its agents are not otherwise required or permitted to refuse to register such transfer.